Exhibit 10.18

Deep Well Oil & Gas, Inc.
510, Royal Bank Building 10117 Jasper Avenue Edmonton AB T5J 1W8
Telephone: 780-409-9264 Fax: 780-409-9265

Mr. David Perez
Surge Global Energy (Canada), Ltd
Surge Global Energy Inc.

Dear Mr. Perez,

This letter confirms that the Board of Directors of Deep Well Oil & Gas, Inc. has agreed to extend the date specified in Article 3.1 of the Farmout Agreement dated February 25, 2005, between the Farmor and the Farmee, to September 25, 2005 under the following conditions, which are considered accepted with the signature of yourself on this letter.

1). Based on the recommendation of Mr. Ed Howard, the location of the test well(s) are to be located at a different site as originally chosen. One of the reasons for this extension is to give extra time to prepare the new location to spud the well(s).

2). Any assumed and/or real delays caused by either the Farmor or Farmee to execute any agreements, including, but not limited to, any anticipated financing arrangements with financiers such as Promethean, as a result of negotiations and/or discussions by either party and/or its legal representatives are as of this date declared as being irrevelant and the Farmor and Farmee mutually release each party from any and/or real or presumed liabilities whatsoever because of these delays.

Signed in the City of Calgary, Province of Alberta,

this fourteenth day of July in the year two thousand and five

/s/ Horst A. Schmid	/s/ David Perez
Dr. Horst A. Schmid	David Perez
Chairman	Chairman
Board of Directors	Board of Directors
Deep Well Oil & Gas, Inc.	Surge Global Energy (Canada), Ltd. and
Surge Global Energy Inc.